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                                                                  EXHIBIT 10(n)

                             GOODBODY INTERNATIONAL, INC.

                                  LETTER OF AGREEMENT


JANUARY 27, 2000

MR. LEE BALAK, PRESIDENT
POWER TECHNOLOGIES, INC.
1000 WEST BONANZA ROAD
LAS VEGAS, NV 89106


Dear Mr. Balak,

This is to confirm our discussion regarding up to $2,000,000 more or less financing to be arranged by Goodbody International, Inc. (GBI) for Power Technologies, Inc, (PWTC) under the following terms:

-    Up to $2,000,000 will be arranged at mutually agreeable terms.

- Consulting Fee for Equity and Convertible Financing Power Technologies, Inc, (PWTC) agrees to pay an initial 8% fee of the total amount raised, plus 2% unaccountable expenses to be paid out of escrow from funds raised. Said fee shall cover consulting fees, agent fees, finders' fees, and an other related expenses incurred b GBI or its agents. In addition, for every $1,000,000 arranged, GBI will receive a five year warrant to purchase 200,000 common shares exercisable at the bid price prior to closing, with reset provision, anti-dilution/reverse split protection clause, cashless exercise provision and piggyback registration. Warrants will be calculated pro-rata for uneven amounts.

- Consulting Fee for Debt Financing Power Technologies, Inc. (PWTC) agrees to pay an initial 3.5% fee on an line of credit, loan, trade acceptance line or other form of non convertible debt arranged by Goodbody, plus a 1% annual facility fee on each anniversary date. This fee also applies to an increase in the line or loans. In addition, for every $1,000,000 arranged, GBI will receive a five year warrant to purchase 200,000 common shares exercisable at the bid price prior to closing, with reset provisions, anti-dilution/reverse split protection clause, cashless exercise provision and piggyback registration. Warrants will be calculated pro-rata for uneven amounts.

-    No fees or warrants are due GBI unless acceptable funding takes place.

- GBI commits to introduce investors/lenders to PWTC and PWTC agrees to pay GBI a fee for any investments/loans such investors/lenders make in PWTC. Now PWTC agrees that PWTC will not solicit subsequent financings with any investors/lenders introduced by GBI for 60 months. PWTC agrees to pay GBI the same fees, for a five-year period, on an subsequent investments/loans made by GBI investor/lender introductions during said period and related investors/lenders, unless different fees are mutually agreed to by PWTC and GBI.

THIS AGREEMENT MADE THIS __________ DAY OF JANUARY 2000 BY AND BETWEEN:

     GOODBODY INTERNATIONAL, INC.     AND        POWER TECHNOLOGIES, INC.

     BY: /s/ JOSEPH H. HALE                       BY: /s/ LEE BALAK
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             JOSEPH H. HALE                               LEE BALAK

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                             GOODBODY INTERNATIONAL, INC.



                                  MEMORANDUM TO FILE
                                   FEBRUARY 29, 2000


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RE:  POWERTEC TECHNOLOGY (PWTC)

On January 27, 2000, we signed an Agreement with PWTC to arrange financing.
For Equity financing, the Agreement called for total payment to Goodbody of 10% of the amount arranged, plus a warrant to purchase 200,000 common shares for ever $1 million arranged. (See attached.)

On February 24, 2000 we were able to get a proposal for PWTC for a $35 million Equity Line of Credit from Swartz Equity Fund, which would result in a fee of $3.5 million to Goodbody and a warrant to purchase 7 million shares of PWTC common stock.

Lee Balak came to Atlanta to meet with Goodbody and Swartz and at that time, Goodbody agreed to reduce its fees to: the purchase of 200,000 common shares at a per share price of $0.001; a warrant to purchase 500,000 shares of PWTC common at a price 20% less than the Swartz exercise price and 3.5% of the gross proceeds of each sale of stock sold to Swartz under the Equity Line (to be paid in common stock calculated at the price the stock is sold at Swartz). (See attached.)